INDIVIDUAL FLEXIBLE PREMIUM
VARIABLE ANNUITY CONTRACT

HARTFORD LIFE INSURANCE COMPANY
Hartford, Connecticut 06104-2999
(a stock life insurance company, herein called the “Company”)

We will pay the first of a series of Annuity payments to the Payee as of the Annuity Commencement Date, if You, the Annuitant, or the Joint Annuitant, if any, are living. The manner in which the dollar amount of annuity payments is determined is described in this contract.

This contract is issued in consideration of the payment of the initial premium payment.

This contract is subject to the laws of the jurisdiction where it is delivered.

The Contract Specifications on Page 3 and the conditions and provisions on this and the following pages are part of the contract.

RIGHT TO EXAMINE CONTRACT
We want You to be satisfied with the contract You have purchased. We urge You to closely examine its provisions. If for any reason You are not satisfied with Your purchase, You may cancel the contract by returning the contract within ten days (30 days if this contract is replacing another annuity contract or life insurance policy) after You receive it. A written request for cancellation must accompany the contract. In such event, We will pay You an amount equal to the sum of (i) the difference between the premiums paid and the amounts allocated to any Account under the contract and (ii) the Contract Value on the date of surrender. You bear only the investment risk during the period prior to Our receipt of request for cancellation.

Signed for the Company

/s/ Lynda Godkin, Secretary             /s/ Lowndes A. Smith, President

Premium Payments are flexible as described herein.

NONPARTICIPATING

ALL PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON INVESTMENT EXPERIENCE OF A SUB-ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT. DETAILS OF THE VARIABLE PROVISIONS ARE DESCRIBED UNDER VALUATION PROVISIONS, PAGES 11 AND 12.

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TABLE OF CONTENTS

Page

Contract Specifications    3

Definition of Certain Terms    4

Premium Payment Provisions    7

Transfers Between Accounts Provisions    7

Dollar Cost Averaging Provisions    8

Contract Control Provisions     8

General Provisions    9

Valuation Provisions    11

Surrender Provisions    12

Distribution at Time of Death Provisions    14

Calculation of the Death Benefit Provisions    14

Settlement Provisions    17

Annuity Tables    20

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CONTRACT SPECIFICATIONS

CONTRACT NUMBER     [ SPECIMEN ]    CONTRACT ISSUE DATE    [ FEBRUARY 8, 1999 ]
NAME OF ANNUITANT     [ JAMES SCOTT ]    ANNUITY COMMENCEMENT DATE    [ JANUARY 1, 2029 ]
AGE OF ANNUITANT     [ 35 ]    INITIAL PREMIUM PAYMENT    [ $1,000 ]
SEX OF ANNUITANT     [ MALE ]    MINIMUM SUBSEQUENT PAYMENT    $500
CONTINGENT ANNUITANT     [ PAUL SCOTT ]    MINIMUM FIXED ACCOUNT INTEREST RATE    3%
DESIGNATED BENEFICIARY [ ANN SCOTT ]    (APPLIES TO ACCUMULATION PERIOD ONLY)
CONTRACT OWNER     [ JAMES SCOTT ]

DESCRIPTION OF BENEFITS

INDIVIDUAL FLEXIBLE PREMIUM VARIABLE ANNUITY CONTRACT

SEPARATE ACCOUNT:    [ HARTFORD LIFE INSURANCE COMPANY
SEPARATE ACCOUNT TWO ]

ANNUAL WITHDRAWAL AMOUNT    CONTRACT YEARS 1-7
15% OF PREMIUM PAYMENTS ON A     NONCUMULATIVE BASIS

AFTER CONTRACT YEAR 7
100% OF THE CONTRACT VALUE REDUCED BY THE     TOTAL OF ANY PREMIUM PAYMENTS MADE     DURING THE 7 YEARS PRIOR TO WITHDRAWAL;     AND

15% OF PREMIUM PAYMENTS MADE DURING THE 7     YEARS PRIOR TO WITHDRAWAL ON A     NONCUMULATIVE BASIS.

ANNUAL MAINTENANCE FEE:	$0 IF THE CONTRACT VALUE IS $50,000 OR MORE ON THE CONTRACT ANNIVERSARY.

$30 IF THE CONTRACT VALUE IS LESS THAN $50,000 ON THE CONTRACT ANNIVERSARY.

MORTALITY AND EXPENSE RISK CHARGE:	[1.35%] PER ANNUM OF THE DAILY SUB-ACCOUNTS VALUE.

ADMINISTRATION CHARGE:	[ .15% ] PER ANNUM OF THE DAILY SUB-ACCOUNTS VALUE.

OPTIONAL DEATH BENEFIT CHARGE:	[ .25% ] PER ANNUM OF THE DAILY SUB-ACCOUNTS VALUE.

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DEFINITION OF    Account - Any of the Sub-Accounts or the Fixed Account(s).
CERTAIN TERMS
Accumulation Unit - An accounting unit of measure used to calculate the value of a Sub-Account of this contract before annuity payments begin.

Administrative Office of the Company - Currently located at 200 Hopmeadow St., Simsbury, CT 06089. All correspondence concerning this contract should be sent to Our mailing address: Hartford Life Individual Annuity Services, P.O. Box 5085, Hartford, CT 06102-5085.

Anniversary Value - The value equal to the Contract Value as of a Contract Anniversary, increased by the dollar amount of any premium payments made since that anniversary and reduced by the dollar amount of any partial surrenders since that anniversary. If the Contract Anniversary falls on a non-Valuation Day (weekend or holiday), then the next Valuation Day will be the Contract Anniversary for that Contract Year.

Annual Withdrawal Amount - The amount that can be withdrawn in any Contract Year prior to incurring surrender charges.

Annual Maintenance Fee - An amount which, depending on the amount of the Contract Value, may be deducted from the value of the contract on each Contract Anniversary or upon full surrender of this contract. The Annual Maintenance Fee is shown on Page 3.

Annuitant - The person on whose life this contract is issued. The Annuitant may not be changed. Also, see Contingent Annuitant and Joint Annuitant.

Annuity - A contract issued by an insurance company that provides, in consideration of premium payments, a series of income payments. Your contract is a deferred Annuity contract in which premium payments, less any partial surrenders, accumulate until a full surrender is taken or until the Annuity Commencement Date. Annuity payments under Your contract will begin as of the Annuity Commencement Date in accordance with the payment option elected.

Annuity Calculation Date - The date on which the first annuity payment will be calculated. It will be no more than five Valuation Days prior to the Annuity Commencement Date.

Annuity Commencement Date - The date as of which Annuity payments are to begin as described under Settlement Provisions in this contract.

Annuity Payment Frequency - The frequency with which Annuity payments will be made. The frequencies available are monthly, quarterly, semi-annual, and annual.

Annuity Unit - An accounting unit of measure used to calculate the value of annuity payments under a variable Annuity option.

Annuity Unit Factor - A factor that neutralizes the Assumed Investment Return (“AIR”) when determining the Annuity Unit Value. When the AIR is 3%, the daily factor is 0.999919. When the AIR is 5%, the daily factor is 0.999866. And when the AIR is 6%, the daily factor is 0.999840.

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DEFINITION OF    Assumed Investment Return (“AIR”) - The investment return upon which the

CERTAIN TERMS	variable Annuity payments in this contract will be based. The annual rates

(Continued)	available are 3%, 5%, and 6%. You may select one of these rates prior to the Annuity Commencement Date.

Beneficiary - The person(s) entitled to receive benefits as per the terms of the contract in the event of the death of the Contract Owner or Annuitant, as applicable.

Commuted Value - The present value of the remaining guaranteed Annuity Payments, under Option Six (Payment for a Period Certain). The present value is computed using the AIR for the Contract and the Annuity Unit value(s) calculated as of the date that We receive a fully completed request for surrender and, in the event of the Annuitant’s death, Due Proof of Death of the Annuitant.

Contingent Annuitant - The person You designate who, upon the Annuitant’s death, prior to the Annuity Commencement Date, becomes the Annuitant.

Contract Anniversary - An anniversary of the Contract Issue Date.

Contract Issue Date - The date as of which an Account is established for You by Us. The Contract Issue Date is shown on Page 3.

Contract Owner(s) - The owner(s) or holder of the contract.

Contract Value - The aggregate value of the Sub-Accounts and the Fixed Account(s) on any Valuation Day.

Contract Year - A period of 12 months commencing with the Contract Issue Date or any other anniversary thereafter.

Death Benefit - The amount that We will pay upon the death of the Contract Owner or the Annuitant, as applicable.

DCA Program Fixed Account(s) - Account(s) established to be used for the Dollar Cost Averaging program(s). It is part of the Our General Account.

Dollar Cost Averaging (“DCA”) - Systematic transfers from one Account to any other available Accounts.

Due Proof of Death - A certified death certificate, an order of a court of competent jurisdiction, or any other proof acceptable to Us.

Fixed Account - Part of Our General Account to which all or a part of the Contract Value may be allocated. Any transfers, deductions or surrenders from the Fixed Account will be accounted for on a first in, first out basis.

Funds - The securities which underlie Your Sub-Accounts.

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DEFINITION OF	General Account - All of Our assets other than those allocated to the

CERTAIN TERMS	Separate Account.
(Continued)
Joint Annuitant - Upon annuitization, a person other than the Annuitant on whose continuation of life Annuity payments may be made. The contract will have a Joint Annuitant only if the Annuity settlement option selected provides for a survivor. The Joint Annuitant may not be changed.

Maximum Anniversary Value - The highest attained Anniversary Value prior to the earlier of the date of death or the decedent’s 81st birthday.

Net Asset Value Per Share - The value per share of any Fund on any
Valuation Day. This amount will never be less than that required by the
Securities and Exchange Commission.

Payee - The person, designated by You, to whom Annuity payments will be made.

Premium Tax - The amount of tax, if any, charged by a federal, state, or other governmental entity on premium payments or Contract Values. On any contract subject to a Premium Tax, We may deduct the tax at the time We pay the tax to the applicable taxing authorities, at the time the contract is surrendered or on the Annuity Commencement Date. If We deduct the tax after Your premium payments have been applied to the Accounts, the tax will be deducted from the Accounts on a pro-rata basis.

Separate Account - An Account that We established to separate the assets funding the variable benefits for this type of contract from Our other assets. The assets in the Separate Account are not chargeable with liabilities arising out of any other business We may conduct. The name of the Separate Account is shown on Page 3.

Sub-Account - The subdivisions of the Separate Account which are used to allocate Your Contract Value among the corresponding Funds.

Surrender Value - The Contract Value prior to the Annuity Commencement
Date, less any applicable contingent deferred sales charges, Premium Taxes, and/or Annual Maintenance Fee.

Valuation Day - Every day the New York Stock Exchange is open for trading.
The value of the Separate Account is determined at the close of the New York
Stock Exchange (generally 4:00 p.m. Eastern Time) on such days.

Valuation Period - The period of time between the close of business on successive Valuation Days.

We, Us, Our - The company referred to on the first page of this contract.

You, Your - The Contract Owner(s).

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PREMIUM	Premium Payments

PAYMENT	Premium payments are payable at the Administrative Office of the Company.

PROVISIONS	Payments may be made by check or by any other method that We deem acceptable.

The initial premium payment is shown on Page 3. This is a flexible premium annuity. We may accept additional payments. The additional payments must be at least equal to the minimum subsequent premium payment shown on
Page 3.

If You are exchanging from one of Our existing contracts, You may be eligible for certain credits applied to the amount exchanged. Eligibility for such credits will be extended to all members of any class of business We designate.

Allocation of Premium Payments
Premium payments, minus any applicable Premium Tax We may deduct, will be allocated to each Account according to Your instructions subject to Our minimum amount(s) then in effect. Any subsequent premium payments will be allocated to Accounts in accordance with the most recent premium allocation instructions that We received.

TRANSFERS BETWEEN	Transfers Between Sub-Accounts

ACCOUNTS	You may transfer Contract Values held in the Sub-Accounts into other Sub-

PROVISIONS	Accounts. We reserve the right to limit the number of transfers to no more than 12 per Contract Year with no two transfers being made on consecutive Valuation Days.
The right to make transfers between Sub-Accounts is subject to modification if We determine, in Our opinion, that exercising that right by one or more Contract Owners is, or would be, to the disadvantage of other Contract Owners. Any modification could be applied to transfers to or from some or all of the Sub-Accounts and could include, but not be limited to:

a)	the requirement of a minimum time period between each transfer;

b)	not accepting transfer requests of an agent acting under a power of attorney or on behalf of more than one Contract Owner, or

c)	limiting the dollar amount that may be transferred between the Sub- Accounts by a Contract Owner at any one time.

Such restrictions may be applied in any manner reasonably designed to prevent any use of the transfer right which is considered by Us to be to the disadvantage of other Contract Owners.

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TRANSFERS BETWEEN	Transfers Between the Fixed Account and the Sub-Account(s)

ACCOUNTS	The maximum amount transferable from the Fixed Account during any Contract

PROVISIONS	Year is the greater of:

(Continued)	a) 30% of the Fixed Account value as of the last Contract Anniversary, or
b)    the greatest dollar value of any prior transfer from the Fixed Account.
This limitation does not apply to Dollar Cost Averaging.

However, if any interest rate is renewed at a rate at least one percentage point below the previous rate, You may transfer a dollar amount up to 100% of the Fixed Account dollar value receiving that reduced rate within 60 days of notification of the interest rate decrease. We reserve the right to defer transfers from the Fixed Account for up to six months from the date of request.

Transfers may not be made from the Sub-Accounts into the Fixed Account for the six month period following any transfer from the Fixed Account into the other Sub-Accounts. Additionally transfers may not be made into the DCA Program Fixed Account(s) from either the Sub-Accounts or the Fixed Account(s).

DOLLAR COST	Dollar Cost Averaging
AVERAGING    From time to time, We may offer and You may enroll in a Dollar Cost Averaging PROVISIONS    Program (the “Program“). Prior to enrollment, You may obtain the available     account(s), duration(s), or credited rates.

You may terminate participation in the Program at any time by calling or writing Us. In such event, the remaining balance in the DCA Program Fixed Account will be transferred to the Account(s) designated by You.

CONTRACT	Annuitant, Contingent Annuitant, Contract Owner

CONTROL	The Annuitant may not be changed.
PROVISIONS
The designations of Contract Owner and Contingent Annuitant will remain in effect until You change them. The designation of the Contract Owner may be changed during the lifetime of the Annuitant by written notice to Us. The designation of the Contingent Annuitant may be changed at any time during the lifetime of the Annuitant and prior to the Annuity Commencement Date by written notice to Us. If no Contingent Annuitant has been named and the Contract Owner/Annuitant's spouse is a Beneficiary, the Contract Owner/Annuitant's spouse will be presumed to be the Contingent Annuitant. In any other situation, if no Contingent Annuitant has been named, the Contract Owner (or in the case of joint Contract Owners, the younger Contract Owner) will be presumed to be the Contingent Annuitant providing that the Contract Owner is not the Annuitant. The Contract Owner may waive this presumption.

Ownership
You have the sole power to exercise all the rights, options, and privileges granted by this contract or permitted by Us and to agree with Us to any change in or amendment to the contract. Your rights will be subject to the rights of any assignee of record with Us and of any irrevocably designated Beneficiary. In the case of joint Contract Owners, each Contract Owner alone may exercise all rights, options, and privileges, except with respect to the surrender, partial surrender, selection of an Annuity option, and change of ownership.

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CONTRACT	Beneficiary

CONTROLS	The designated Beneficiary will remain in effect until You change it. The

PROVISIONS	designated Beneficiary may be changed during the lifetime of the Annuitant by

(Continued)
written notice to Us at the Administrative Office of the Company. If the designated Beneficiary has been designated irrevocably, the designation cannot be changed or revoked without such Beneficiary’s written consent. Upon receipt of written notice and consent, if required by Us, the new designation will take effect as of the date the notice is signed, whether or not the Annuitant or Contract Owner is alive at the time of receipt. Any payments made or other action taken by Us before the receipt of the notice will not be subject to the requested change.

GENERAL	The Contract

PROVISIONS	This contract and the endorsements or riders, if any, constitute the entire contract.

Contract Modification
No modification of this contract will be made without the signature of Our President, a Senior Vice President, Executive Vice President, Vice President or Assistant Vice President. No modification will affect the amount or term of any Annuity begun prior to the modification unless it is required to conform the contract to any federal or state statute. No modification will affect the method by which the Contract Value will be determined.

Fund Modification
We reserve the right, subject to any applicable law, to make certain changes, including the right to add, eliminate or substitute any investment options offered under the Contract.

Minimum Value Statement
Any Surrender Values, death benefits, or settlement provisions available     under this contract equal or exceed those required by the state in which the contract is delivered.

Non-Participation
This contract does not share in Our surplus earnings. That portion of the Separate Account assets equal to the reserves and other contract liabilities will not be chargeable with liabilities arising out of any other business We may conduct.

Misstatement of Age and Sex
If the age or sex of the Annuitant has been misstated, the amount of the Annuity payable by Us will be adjusted based on the correct information without changing the date of the first payment. Any underpayments by Us will be made up immediately and any overpayments will be charged against future amounts becoming payable.

If the age of the Annuitant or Contract Owner has been misstated, the amount of any death benefit payable will be determined based upon the correct age of the Annuitant or Contract Owner.

Incontestability
We cannot contest this Contract.

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GENERAL	Reports to the Contract Owner

PROVISIONS	You will be sent copies of any shareholder reports of the Funds and of any other

(Continued)	notices, reports or documents required by law to be delivered to You. At least annually, a statement of the Contract Value will be sent to You.

Voting Rights
We will notify You of any Fund shareholder’s meetings at which the shares held for Your account may be voted. We will send proxy materials and instructions for You to vote the shares held for Your account. We will arrange for the handling and tallying of proxies received from Contract Owners. We will vote the Fund shares held by Us in accordance with the instructions received from Contract Owners. You may attend any meeting, where shares held for Your benefit, will be voted.

In the event that You give no instructions or leave the manner of voting discretionary, We will vote such shares of the appropriate Fund in the same proportion as shares of that Fund for which instructions have been received. Also, We will vote the Fund shares in this proportionate manner which are held by Us for Our own account. After Annuity payments begin, the number of votes will decrease.

Change in the Operation of the Separate Account
At Our election and subject to any necessary vote by persons having the right to give instructions on the voting of the Fund shares held by the Sub-Accounts, the Separate Account may be operated as a management company under the Investment Company Act of 1940 or any other form permitted by law, may be deregistered under the Investment Company Act of 1940 in the event registration is no longer required, or may be combined with one or more Separate Accounts.

Proof of Survival
The payment of any Annuity benefit will be subject to evidence that the Annuitant is alive on the date such payment is otherwise due.

Tax Qualification
This Contract is intended to qualify as an Annuity contract for federal income tax purposes. To that end, the provisions of this contract are to be interpreted to ensure and maintain such tax qualification, notwithstanding any other provisions to the contrary. We reserve the right to amend this Contract to conform to any changes in the tax qualification requirements under the applicable provisions of the Internal Revenue Code.

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VALUATION    Net Premium Payments

PROVISIONS
The net premium payment is equal to the premium payment minus any applicable Premium Taxes We may deduct. The net premium payment is applied to purchase Fixed Account values or Sub-Account Accumulation Units with respect to the Sub-Account(s) that You have selected.

The number of Accumulation Units credited to each Sub-Account is determined by dividing the Net Premium payment allocated to a Sub-Account by the dollar value of one Accumulation Unit for such Sub-Account. This is computed in compliance with Securities and Exchange Commission regulations. The number of Accumulation Units will not be affected by any subsequent change in the value of such Accumulation Units. The Accumulation Unit value in any Sub-Account may increase or decrease from day to day as described below.

We will determine the value of the Fixed Account(s) by crediting interest to amounts allocated to the Fixed Account(s). The Minimum Fixed Account Interest Rate is the rate shown on Page 3, compounded annually. At Our discretion, We may credit interest rates greater than the Minimum Fixed Account Interest Rate. We may change the rate or rates credited in accordance with applicable law.

Net Investment Factor
The net investment factor for each of the Sub-Accounts is equal to:

a)	the Net Asset Value Per Share of the corresponding Fund at the end of the Valuation Period (plus the per share amount of any unpaid dividends or capital gains by that Fund); divided by

b)	the Net Asset Value Per Share of the corresponding Fund at the beginning of the Valuation Period; minus

c)	the mortality and expense risk charge and any applicable administration charge, shown on Page 3 adjusted for the number of days in the Valuation Period; minus

d)	the Optional Death Benefit Charge, if applicable, shown on Page 3, adjusted for the number of days in the Valuation Period.

The Fixed Account net investment factor is guaranteed to be at least equal to the Minimum Fixed Account Interest Rate shown on Page 3.

Accumulation Unit Value
The value of an Accumulation Unit for each Sub-Account of the Separate Account will vary to reflect the investment experience of the applicable Funds. It will be determined by multiplying:

a)	the value of the Accumulation Unit for that Sub-Account as of the preceding Valuation Day by

b)	the Net Investment Factor for that Sub-Account for the Valuation Day for which the Accumulation Unit value is being calculated.

The value of the Sub-Account as of each Valuation Day is then determined by multiplying:

a)	the number of Accumulation Units in that Sub-Account by

b)	the Accumulation Unit value as of that Valuation Day.

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VALUATION    Annuity Unit Value
PROVISIONS    The value of an Annuity Unit for each Sub-Account of the Separate Account will (Continued)    vary to reflect the investment experience of the applicable Funds. It will be     determined by multiplying:

a)	the value of the Annuity Unit for that Sub-Account as of the preceding Valuation Day by;

b)	the Net Investment Factor for that Sub-Account for the Valuation Day for which the Annuity Unit value is being calculated; and by

c)	the Annuity Unit Factor.

Annual Maintenance Fee
During each year that this contract is in force prior to the Annuity Commencement Date, the Annual Maintenance Fee, if applicable, will be deducted on the Contract Anniversary. The fee will be charged against the Contract Value by reducing the Fixed Account value, and with respect to the Sub-Accounts, the number of Accumulation Units held as of that date. The fee will be charged on a pro-rata basis with respect to each active Account. The number of Accumulation Units deducted from each Sub-Account is determined by dividing the pro-rata portion of the Annual Maintenance Fee by the value of an Accumulation Unit for the applicable Sub-Account.

SURRENDER	Full Surrender Prior to the Annuity Commencement Date

PROVISIONS
At any time prior to the Annuity Commencement Date, You have the right to terminate the contract by submitting a written request to Us at the Administrative Office of the Company. In such event, the Surrender Value of the contract may be taken in the form of a cash settlement.

The Surrender Value of the contract is equal to the Contract Value less:

a)	any applicable Premium Taxes not previously deducted;

b)	the Annual Maintenance Fee as specified on Page 3; and

c)	any applicable contingent deferred sales charge shown on Page 3.

Partial Surrenders Prior to the Annuity Commencement Date
You may request, in writing or other means acceptable to Us, a partial surrender of Contract Values at any time prior to the Annuity Commencement Date provided the Contract Value remaining after the surrender is at least equal to Our minimum amount rules then in effect. If the remaining Contract Value following such surrender is less than Our minimum amount rules, We may terminate the contract and pay the Surrender Value.

The contingent deferred sales charge will be assessed against any Contract Values surrendered as described on Page 3. However, on a noncumulative basis, You may make partial surrenders during any Contract Year, up to the Annual Withdrawal Amount shown on Page 3 and the contingent deferred sales charge will not be assessed against such amounts. Surrender of Contract Values in excess of the Withdrawal Amount and additional surrenders made in any Contract Year will be subject to the contingent deferred sales charge, as described on Page 3, if applicable.

Generally, for federal tax purposes, any surrenders will be deemed to be first from earnings, to the extent that they exist, and then from the premium payments.

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SURRENDER	Waiver of Surrender Charge
PROVISIONS    We will waive any contingent deferred sales charge applicable to a partial or full (Continued)    surrender of the Contract Value if the covered person has met the requirements     of Eligible Confinement as described below. A covered person is:

a)	the current Contract Owner if the Contract Owner has been Contract Owner continuously since the date of issue and if not confined at the time the contract was purchased; and

b)	the Annuitant, if not confined at the time the contract was purchased.

This benefit will be provided if the Contract Owner provides written proof of confinement which is satisfactory to Us and requests the partial surrender or full surrender of Account Value within 91 days of the last day of confinement. Confinement must be at the recommendation of a physician for medically necessary reasons, for at least 180 consecutive calendar days, to:

a)	a hospital recognized as a general hospital by the proper authority of the state in which it is located; or

b)	a hospital recognized as a general hospital by the Joint Commission on the Accreditation of Hospitals; or

c)	a facility certified as a hospital by Medicare; or

d)	a nursing home licensed by the state in which it is located and which has a registered nurse on duty 24 hours a day; or

e)	a facility certified by Medicare as a long term care facility.

Surrender After the Annuity Commencement Date
This contract may only be surrendered for its Commuted Value, less any applicable contingent deferred sales charge, after the commencement of variable Annuity payments under option Six (Payment for a Period Certain) which is described in the Settlement Provisions.

Payment on Surrender - Deferral of Payment
Payment on any request for surrender will be made as soon as possible and with respect to Contract Values in the Sub-Accounts, within seven days after the written request is received by Us in good order. However, such payment may be subject to postponement:

a)	for any period during which the New York Stock Exchange is closed or during which trading on the New York Stock Exchange is restricted;

b)
for any period during which an emergency exists as a result of which (i) disposal of the securities held in the Sub-Accounts is not reasonably practicable, or (ii) it is not reasonably practicable for the value of the net assets of the Separate Account to be fairly determined; and

c)
for such other periods as the Securities and Exchange Commission may, by order, permit for the protection of the Contract Owners. The conditions under which trading will be deemed to be restricted or any emergency will be deemed to exist will be determined by rules and regulations of the Securities and Exchange Commission.

We may defer payment of any amounts from the Fixed Account for up to six months from the date of the request to surrender. If We defer payment for more than 30 days, We will pay interest of at least 3% per annum on the amount deferred.

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DISTRIBUTION AT    Death Before the Annuity Commencement Date
TIME OF DEATH    If the Contract Owner dies, and:
PROVISIONS    a)    the joint Contract Owner is living, the joint Contract Owner will become the Beneficiary. In this case, the rights of the designated Beneficiary are voided.

b)	there is no surviving joint Contract Owner, the designated Beneficiary will be the Beneficiary.

c)	no Beneficiary designation is in effect or the designated Beneficiary has predeceased the Contract Owner, the Contract Owner’s Estate shall be the Beneficiary.

If the Annuitant dies, and:

a)	is also the sole Contract Owner, the designated Beneficiary will be the Beneficiary.

b)	both the Contract Owner and the Contingent Annuitant are living, the Contingent Annuitant will become the Annuitant. The Contract will continue.

c)
the Contract Owner is living, and there is no Contingent Annuitant or the Contingent Annuitant is not living, the Contract Owner will be the Beneficiary. In this case, the rights of the designated Beneficiary are voided.

d)	the Contract is owned by a corporation or other entity, the Contract Owner will be the Beneficiary. In this case, the rights of the designated Beneficiary are voided.

Death On or After the Annuity Commencement Date
If the Contract Owner dies, and the Annuitant is living, the designated Beneficiary will become the Contract Owner.

If the Annuitant dies, the Contract Owner will be the Beneficiary. If a Death Benefit is triggered, the rights of the designated Beneficiary are voided. If the Annuitant who is also the Contract Owner dies, the designated Beneficiary will be the Beneficiary.

The Death Benefit will be calculated as of the date We receive written notification of Due Proof of Death as in the manner described in the settlement option then in effect.

CALCULATION	Calculation of the Death Benefit
OF THE DEATH        If a Death Benefit is triggered before the Annuity Commencement Date, any BENEFIT            Death Benefit payable will be calculated as of the date We receive written
PROVISIONS            notification of Due Proof of Death.

If the calculated Death Benefit exceeds the Contract Value, the difference will be allocated to the Sub-Account(s) in accordance with the last Sub-Account allocation instructions received from the Contract Owner.

During the time period between Our receipt of written notification of Due Proof of Death and Our receipt of complete settlement instructions from each Beneficiary, the calculated Death Benefit amount will be subject to market fluctuations.

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CALCULATION    Death Benefit
OF THE DEATH    The Death Benefit is the greatest of:
BENEFIT    a)    the Contract Value; or
PROVISIONS    b)    100% of all premium payments made under the Contract, reduced by the
(Continued)        gross amount of any partial surrenders since the Contract Issue Date; or

c)	the Maximum Anniversary Value, as described below.

Maximum Anniversary Value
The Maximum Anniversary Value is based on a series of calculations on Contract Anniversaries, of Contract Values, premium payments and partial surrenders.

As of the date We receive notification of Due Proof of Death, We will calculate an Anniversary Value for each Contract Anniversary prior to the decedent’s death and 81st birthday. The Anniversary Value is equal to the Contract Value as of a Contract Anniversary, increased by the dollar amount of any premium payments made since that anniversary and reduced by the dollar amount of any partial surrenders since that anniversary. The Maximum Anniversary Value is equal to the greatest Anniversary Value attained from this series of calculations.

Optional Death Benefit
If this contract has an Optional Death Benefit, a charge for the benefit will appear on page 3. The benefit must be applied for at the time of applying for the contract and cannot be discontinued once the contract has been issued.

The Optional Death Benefit is the greatest of:

a)	the Contract Value; or

b)	100% of all premium payments made under the Contract, reduced by the dollar amount of any partial surrenders since the Contract Issue Date; or

c)	the Maximum Anniversary Value, as described above, or

d)	the interest accumulation value, as described below.

Interest Accumulation Value
Prior to the decedent’s death or 81st birthday, the interest accumulation value is equal to total premium payments, less proportional adjustments for partial surrenders, compounded daily at an annual interest rate of 5.0%. The proportional adjustment for partial surrenders is calculated by:

a)	dividing the gross amount of the partial surrender by the prior day’s Contract Value, and

b)	multiplying the result of (a) by the prior Valuation Day’s interest accumulation value.

On or after the decedent’s date of death or 81st birthday, the interest accumulation value will no longer compound. After that date, the interest accumulation value will be adjusted by adding any subsequent payments and subtracting proportional adjustments, as described above, for partial surrenders.

The interest accumulation value will be limited to 200% of all premium payments minus proportional adjustments for partial surrenders.

VA99-14/15    Page 15    Printed in U.S.A.
R559R0.FRM

CALCULATION            Settlement of the Death Benefit
OF THE DEATH        The Death Benefit may be taken in one sum or under any of the settlement BENEFIT            options then being offered by Us subject, however, to the Distribution

PROVISIONS	Requirements below.
(Continued)
As of the date of receipt of complete disbursement instructions from the Beneficiary, the amount to be paid or applied to a selected settlement option will be computed. When there is more than one Beneficiary, the amount will be calculated for each Beneficiary’s share of the proceeds and paid or applied to a selected settlement option according to and upon each Beneficiary’s instructions. If the date of receipt of complete instructions falls on a non-Valuation Day, the amount will be computed on the next Valuation Day.

When payment is taken in one sum, payment will be mailed within 7 days of Our receipt of complete instructions, except when We are permitted to defer such payment under the Investment Company Act of 1940.

Distribution Requirements
Subject to the Alternative Election or Spouse Beneficiary provisions below,

a)	If any Contract Owner dies before the Annuity Commencement Date, the entire interest in the Contract will be distributed within five years after such death; and

b)
If any Contract Owner dies on or after the Annuity Commencement Date and before the entire interest in the Contract has been distributed, the remaining portion of such interest will be distributed at least as rapidly as under the method of distribution being used as of the date of such death.

If the Contract Owner is not an individual, then for purposes of the preceding paragraph a or b, the primary Annuitant will be treated as the Contract Owner.

Alternative Election to Satisfy Distribution Requirements
If any portion of the interest of a Contract Owner described above is payable to or for the benefit of a designated Beneficiary, and the Beneficiary elects after the Contract Owner’s death to have the benefit distributed over a period that:

a)	does not extend beyond such Beneficiary’s life (or life expectancy); and

b)	does commence within one year of the date of death,
then for purposes of satisfying the Distribution Requirements above, the benefit will be treated as distributed entirely on the date such periodic distributions begin.

Spouse Beneficiary
In the event of the death of a Contract Owner and there is no joint Contract Owner, and a Beneficiary is the Contract Owner’s spouse and the Annuitant (or Contingent Annuitant, if applicable) is alive, the contract will continue with the spouse as the Contract Owner, unless the spouse elects to be paid a Death Benefit option. This provision will apply only once with respect to this contract.

If the contract continues with the spouse as the Contract Owner, the death benefit will be calculated on receipt of due proof of death. If the Contract Value is less than the calculated death benefit amount, the Contract Value will be increased appropriately.

VA99-16/17    Page 16    Printed in U.S.A.
R560R0.FRM

SETTLEMENT            Annuity Commencement Date

PROVISIONS
The Annuity Commencement Date is shown on Page 3. You may change the date by notifying Us within 30 days prior to the Annuity Commencement Date. This date will not be deferred beyond the Valuation Day immediately following the later of:

a)	the Annuitant’s 90th birthday; or

b)	the end of the tenth Contract Year unless the Contract Owner elects a later Annuity Commencement Date subject to laws and regulations then in effect and Our approval.

If this contract is issued to the trustee of a charitable remainder trust, the Annuity
Commencement Date may be deferred to the Annuitant’s 100 birthday.

Election of Annuity Option
You may elect, in writing, without deduction of any contingent deferred sales charge, any one of the Annuity options described below (except the seventh option - Annuity Proceeds Settlement Option) or any Annuity option then being offered by Us. The Annuity option may not be changed on or after the Annuity Commencement Date.

In the absence of an election by You, the Contract Value will be used to calculate an Annuity under the Third Option (Life Annuity with 10 Years Period Certain).

Some of the options may not be available if this contract is issued to qualify under Section 401, 403, or 408 of the Internal Revenue Code of 1986 as amended. The third, fifth and sixth options (Life Annuity with Payments for a Period Certain, Joint and Last Survivor Life Annuity with Payments for a Period Certain, and Payment for a Period Certain) will be available only if the guaranteed payment period is less than the life expectancy of the Annuitant at the time the option becomes effective. Such life expectancy will be computed under the mortality table then in use by Us.

Election of Annuity Payment Frequency
You may elect the Annuity Payment Frequency. Available Annuity Payment Frequencies include: monthly, quarterly, semi-annual, and annual. In the event that You do not elect a payment frequency, Annuity payments will be made monthly. Annuity payments will be made according to the Annuity Payment Frequency selected. You may elect to change the Annuity Payment Frequency of Your payments within 30 days prior to the anniversary of any Annuity Commencement Date.

Annuity Calculation and Payment Dates
The Annuity Calculation Date will be no more than five Valuation Days prior to the Annuity Commencement Date. You may elect a variable Annuity, a fixed dollar Annuity or a combination fixed and variable Annuity. The election may not change on or after the Annuity Commencement Date.

If You elect a variable Annuity, the Contract Value (less applicable Premium Taxes) is applied pro-rata to Your selected Sub-Account(s). If You elect a Fixed Dollar Annuity, Contract Values will be applied to the General Account. The Contract Value is determined on the basis of the Accumulation Unit Value of each Sub-Account and the value of the Fixed Account.

VA99-16/17    Page 17    Printed in U.S.A.
R561R1.FRM

SETTLEMENT	If You elect variable Annuity payments, Your election must specify the Assumed

PROVISIONS	Investment Return upon which Your payments are to be based. The available

(Continued)	rates are 3%, 5%, and 6%.

If You elect a fixed Annuity payment, the payment will be the guaranteed rates, based on 2.5% or the current rates, if higher.

Variable Annuity Payments - The contract contains tables indicating the minimum dollar amount of the first monthly payment under the optional forms of Annuity for each $1,000 of value of a Sub-Account under the contract. The first monthly payment varies according to the variable Annuity payment option selected.

The first Annuity payment is payable on the Annuity Commencement Date. The remaining Annuity payments are computed and payable as of the same day of the month as the Annuity Commencement Date based on the elected Annuity Payment Frequency.

The amount of the first variable Annuity payment is divided by the Annuity Unit value for Your selected Sub-Account(s) as of the Annuity Commencement Date. This number of Annuity Units remains fixed for the selected Sub-Account during the Annuity payment period. For each subsequent payment the dollar amount of the Variable Annuity payment is determined by multiplying the fixed number of Annuity Units by the Annuity Unit value.

If subsequent payment dates fall on a non-Valuation Day (weekend or holiday), the payment will be computed and payable as of the prior Valuation Day. If the day of the month elected does not occur in a given month (29th, 30th, or 31st), the payments will be computed and payable as of the last Valuation Day of the month.

Fixed Annuity payments - Fixed Annuity payments are determined at annuitization by multiplying the value of the Fixed Account (less applicable Premium Taxes) by a rate to be determined by Us, which is no less than the rate specified in the fixed Annuity payment tables in the contract. The fixed Annuity payment will remain level for the duration of the Annuity.

Exchange “Transfer” of Annuity Units
After the Annuity Commencement Date, You may exchange “Transfer” the value of the Annuity Unit for a specified Sub-Account for the dollar value of Annuity Units in another Sub-Account. Transfers may be made between the Sub-Accounts and from the Sub-Account(s) to the Fixed Account. No transfers of Fixed Account Annuity dollars into a Sub-Account are allowed. For limitation and modification guidelines see “Transfers Between Sub-Accounts.”

Minimum Payment
The first payment must be at least equal to the minimum payment amount according to Our rules then in effect. If at any time, payments become less than the minimum payment amount, We have the right to change the payment frequency to meet the minimum payment requirements. If any payment amount is less than the minimum annual payment amount, We may make an alternative arrangement with You.

VA99-18/19    Page 18    Printed in U.S.A.
R562R0.FRM

SETTLEMENT    Annuity Options
PROVISIONS    FIRST OPTION - Life Annuity - An Annuity payable during the lifetime of the
(Continued)    Annuitant, ceasing with the last payment due prior to the death of the Annuitant.

SECOND OPTION - Life Annuity With a Cash Refund - An Annuity payable during the lifetime of the Annuitant. At the death of the Annuitant, any remaining value will be paid to the Beneficiary. The remaining value equals the Contract Value, less Premium Tax used to purchase Annuity Units, minus the sum of all Annuity payments made. This option is only available for variable Annuity payments using the 5% Assumed Investment Return and for fixed Annuity payments.

THIRD OPTION - Life Annuity with Payments for a Period Certain - An Annuity payable for a fixed number of years and for as long as the Annuitant is living. If at the death of the Annuitant, payments have been made for less than the period selected, the remaining payments will be made to the Beneficiary. The Beneficiary may elect to receive the present value of the remaining payments in one sum. To calculate the present value for fixed Annuity payments, We will use the same interest rate that was used to determine the amount of the Annuity payments. To calculate the present value of variable Annuity payments, We will use the AIR elected by the Contract Owner when this Annuity option was selected and the Annuity Unit value on the date of receipt of Due Proof of Death.

FOURTH OPTION - Joint and Last Survivor Life Annuity - An Annuity payable during the lifetimes of the Annuitant and the Joint Annuitant and thereafter during the remaining lifetime of the survivor. At the time of electing this Annuity option, the Contract Owner may elect reduced payments over the remaining lifetime of the survivor. Payments will cease with the last payment prior to the death of the survivor.

FIFTH OPTION - Joint and Last Survivor Life Annuity with Payments for a Period Certain - An Annuity payable for a fixed number of years and during the lifetimes of the Annuitant and the Joint Annuitant and thereafter during the remaining lifetime of the survivor. At the time of electing this Annuity option, the Contract Owner may elect reduced payments over the remaining lifetime of the survivor. If at the death of the survivor, payments have been made for less than the period selected, the remaining payments will be made to the Beneficiary. The Beneficiary may elect to receive the present value of the remaining payments in one sum. To calculate the present value for fixed Annuity payments, We will use the same interest rate that was used to determine the amount of the Annuity payments. To calculate the present value of variable Annuity payments, We will use the AIR elected by the Contract Owner when this Annuity option was selected and the Annuity Unit value on the date of receipt of Due Proof of Death.

VA99-18/19    Page 19    Printed in U.S.A.
R563R0.FRM

SETTLEMENT	SIXTH OPTION - Payment for a Period Certain - An Annuity payable for a fixed

PROVISIONS	number of years with periods of 10 years or greater available at any time and

(Continued)
periods of 5 to 10 years available on or after the second Contract Anniversary. Payments will be made for the period and frequency selected unless You surrender this contract after payments have commenced by submitting a written request to Us (only available with variable Annuity payments). The amount available to You is the Commuted Value, less any applicable contingent deferred sales charge.

If at the death of the Annuitant, payments have been made for less than the period selected, the remaining payments will be made to the Beneficiary. The Beneficiary may elect to receive the present value of the remaining payments in one sum. To calculate the present value for fixed Annuity payments, We will use the same interest rate that was used to determine the amount of the Annuity payments. To calculate the present value of variable Annuity payments, we will use the AIR elected by the Contract Owner when this Annuity option was selected and the Annuity Unit value on the date of receipt of Due Proof of
Death.
SEVENTH OPTION - Annuity Proceeds Settlement Option - Proceeds from the Death Benefit can be left with Us for a period not to exceed five years from the date of the Contract Owner's or the Annuitant’s death prior to the Annuity Commencement Date. The proceeds will remain in the Sub-Account(s) to which they were allocated at the time of death unless the Beneficiary elects to reallocate them. Full or partial withdrawals may be made at any time. In the event of withdrawals, the remaining value will equal the Contract Value of the proceeds left with Us, minus any withdrawals.

ANNUITY TABLES	Description of Tables
The attached tables show the minimum dollar amount of the first monthly payment for each $1,000 applied to fixed dollar Annuity payments, and the actual first monthly payment for each $1,000 applied to variable Annuity payments. Under the First, Second and Third Options, the amount of each payment will depend upon the age and sex of the Annuitant at the time the first payment is due. Under the Fourth and Fifth Options, the amount of the first payment will depend upon the sex of both Annuitants and their ages at the time the first payment is due.

Sex will not be used to determine the amount of the Annuity payable if this contract is issued to qualify under certain sections of the Internal Revenue Code. If sex is used to determine the amount of Annuity payable, the Annuity tables at the end of this contract will provide rates of payment for male Annuitants and female Annuitants.

The variable payment Annuity tables for the First through Fifth Options are based on the 1983a Individual Annuity Mortality Table projected to the year 2000 using Projection Scale G and the Assumed Investment Return. The table for the Sixth Option is based on an Assumed Investment Return.

The fixed payment Annuity tables for the First through Fifth Options are based on the 1983a Individual Annuity Mortality Table projected to the year 2000 using Projection Scale G and an interest rate of 2.5%. The table for the Sixth Option is based on an interest rate of 2.5%. per annum.

VA99-20/21    Page 20    Printed in U.S.A.
R564R1.FRM

ANNUITY TABLES	The Annuity tables for the First through Fifth Options are age dependent. If the

(Continued)
first Annuity payment is made before 2000, the amount of that payment will be based on the Annuitant’s then-attained age (i.e., age as of last birthday). For Annuity payments beginning after 2000, the amount of the first payment will be based on an age a specified number of years younger than the Annuitant’s then-attained age. The age setback is as follows:

Date of First Payment        Age Setback
Prior to 2005    1 year
2005 - 2014    2 years
2015 - 2019    3 years
2020 - 2029    4 years
2030 - 2039    5 years
2040 or later    6 years

VA99-20/21    Page 21    Printed in U.S.A.

R565R0.FRM
INDIVIDUAL FLEXIBLE PREMIUM
VARIABLE ANNUITY CONTRACT

HARTFORD LIFE INSURANCE COMPANY
P.O. Box 2999
Hartford, Connecticut 06104-2999

Administrative Office:
Attn: Individual Annuity Services
P.O. Box 5085
Hartford, CT 06102-5085

HL-VA99    Printed in U.S.A.
R379R0.FRM

OPTIONAL DEATH BENEFIT ENHANCEMENT RIDER

This rider is issued as part of the contract to which it is attached. This rider cannot be terminated either by the Contract Owner or the Company. Except where this rider provides otherwise, it is subject to all of the terms and conditions of the contract.

The two provisions “Optional Death Benefit” and “Interest Accumulation Value” set forth in the contract to which this rider is attached are hereby deleted and restated as the following:

Optional Death Benefit
If the Contract Owner or Annuitant dies before the Annuity Commencement Date a Death Benefit is payable. The Death Benefit is calculated as of the date Due Proof of Death is received by the Company and is the greatest of:

(a)	the Contract Value; or

(b)	100% of all premium payments made under the contract, reduced by the dollar amount of any partial surrenders since the Contract Issue Date; or
(c)    the Maximum Anniversary Value as described in the contract; or

(d)	the interest accumulation value commencing on the date the rider is added to the contract.

Interest Accumulation Value
Prior to the decedent’s death or 81st birthday, if earlier, the interest accumulation value is equal to the Contract Value as of the effective date of this rider (“Beginning Contract Value”) plus any premium payments made after the date this rider is added to the contract, less proportional adjustments for partial surrenders taken after this rider is added to the contract, compounded daily at an annual interest rate of 5.0%. The proportional adjustment for partial surrenders is calculated by:

a)	dividing the gross amount of the partial surrender by the prior Valuation Day’s Contract Value, and

b)	multiplying the result of (a) by the prior Valuation Day’s interest accumulation value.

The interest accumulation value will no longer compound on the earlier of the decedent’s date of death or 81st birthday. After that date, the interest accumulation value will be adjusted by adding any subsequent payments and subtracting proportional adjustments for partial surrenders, as described above.

The interest accumulation value will be limited to 200% of the Beginning Contract Value, plus 200% of all premium payments made after the date this rider is added, minus proportional adjustments for partial surrenders made after the date the rider is added.

HL-VA99OPTDB-00    Page 1 of 2    Printed in U.S.A
U187R0.FRM

RIDER CHARGE	The charge for this rider is added to the net investment factor. The net investment factor for each Sub-Account is:

a)	the Net Asset Value Per Share of the corresponding Fund at the end of the Valuation Period (plus the per share amount of any unpaid dividends or capital gains by that Fund); divided by

b)	the Net Asset Value Per Share of the corresponding Fund at the beginning of the Valuation Period; minus

c)	the mortality and expense risk charge and any applicable administration charge, adjusted for the number of days in the Valuation Period; minus

d)	the charge for this rider, adjusted for the number of days in the Valuation Period.

The charge for this rider is [.25%] per annum of the daily value of the Sub-Accounts.

Signed for Hartford Life Insurance Company

HL-VA99OPTDB-00    Page 2 of 2    Printed in U.S.A.
U188R0.FRM

[THE HARTFORD’S PRINCIPAL FIRST BENEFIT RIDER]

The term “Contract” as used in this rider applies to either a contract or a certificate. The term “Contract Owner” as used in this rider applies to a contract owner, certificate owner or certificate participant, as the case may be.

This rider is issued as part of the contract to which it is attached. The effective date is when this rider is issued and made part of the contract. This rider cannot be terminated either by You or Us prior to the Annuity Commencement Date. Except where this rider provides otherwise, it is subject to all of the conditions and limitations of the contract.

When elected on the Contract Issue Date, this rider provides a guaranteed benefit that gives You the right to make periodic surrenders that total an amount equal to Your premium payments. This guarantee will remain in effect if periodic surrenders do not exceed an amount equal to 7% of premium payments each Contract Year. If the Contract Owner chooses to surrender an amount more than 7% in a Contract Year, then the guarantee may be reduced to an amount less than premium payments in accordance with the provisions of this rider.

When this rider is elected after the Contract Issue Date, the guaranteed benefit will be based on the amount of the Contract Value on the effective date of the rider plus premium payments made subsequent to the effective date of this rider. Accordingly, for purposes of this rider, the Contract Value plus premium payments made subsequent to the effective date of this rider will be treated in the same manner as premium payments when this rider is effective on the Contract Issue Date.

There is an additional charge for this guaranteed benefit.

If your Contract Value increases, You have the right to “step-up” the guaranteed benefit to the current Contract Value at certain intervals. We may modify the charge for this rider if You elect to step-up.

At any point in time, the total guaranteed amount available for future periodic surrenders is called the Benefit Amount (BA). The surrender amount that the Contract Owner has the right to make each Contract Year until the BA is depleted is called the Benefit Payment (BP). However, at any time You may fully surrender Your contract and You will receive the surrender value as defined in Your contract.

For purposes of determining the guaranteed benefit under this rider, We reserve the right to treat one or more deferred variable annuity contracts issued by Us to You with this rider attached in the same calendar year as one contract.

Benefit Amount (BA)
Your BA is determined at the following times and is subject to a maximum BA of $5,000,000:

At Rider Effective Date
If this rider is effective on the Contract Issue Date, then the BA equals the premium payments. If this rider is effective after the Contract Issue Date, then the BA equals 100% of the Contract Value on the rider effective date.

HL-VA04PF    Page 1 of 4    Printed in U.S.A.
I181R0.FRM

When a subsequent premium payment is made
Upon each subsequent premium payment, the BA is recalculated to equal the sum of the BA immediately prior to receipt of the subsequent premium payment, plus 100% of the subsequent premium payment. The Company reserves the right to restrict subsequent premium payments.

When a partial surrender is made
Whenever a partial surrender is made, the BA will be equal to the amount determined in either (A) or (B) as follows:

A.
If the total partial surrenders since the later of (1) the most recent Contract Anniversary, or (2) the Valuation Day that the BP was last established (excluding establishments for subsequent premium payments), are equal to or less than the BP, the BA becomes the BA immediately prior to the partial surrender, less the amount of partial surrender.

B.	If the total partial surrenders as determined in (A) above exceed the BP, the BA will have an automatic reset to the greater of zero or the lesser of (i) or (ii) as follows:

(i)	the Contract Value immediately following the partial surrender; or

(ii)	the BA immediately prior to the partial surrender, less the amount of partial surrender.

For purposes of this rider, the term “partial surrender” means the gross amount of Your surrender and will include any applicable Contingent Deferred Sales Charges. If Your BP on Your most recent Contract Anniversary exceeds Your Annual Withdrawal Amount, if applicable, We will waive any applicable Contingent Deferred Sales Charge for surrenders up to that BP amount.

Benefit Payment (BP)
Your BP is established at the following times and is on a noncumulative basis:

At Rider Effective Date 7% of the BA.

When a subsequent premium payment is made
Upon each subsequent premium payment, the BP is recalculated to equal the sum of 7% of the subsequent premium payment plus the BP immediately prior to the subsequent premium payment.

When a partial surrender is made that causes an automatic reset of the BA (as determined in (B) above) The new BP will be the lesser of (C), (D), or (E) as follows:

C.	the BP immediately prior to the partial surrender; or

D.	the greater of 7% of the reset BA or 7% of the Contract Value immediately following the partial surrender; or

E.	the reset BA.

When a partial surrender is made that reduces the BA to an amount less than the BP
Whenever a partial surrender is made that reduces the BA to an amount less than the BP, the BP is reduced to equal the BA.

If a partial surrender is less than or equal to the BP but results in the Contract Value remaining after such surrender to be less than Our minimum amount rules then in effect, We will not terminate the contract under our minimum amount rules. However, if the Contract Value remaining after any surrender is less than Our minimum amount rules then in effect and the BA has been fully paid out, We may terminate the contract and pay the Surrender Value.

Elective Step-up of the BA and BP
At the times determined below, the Contract Owner may elect to Step-up the BA and, if applicable, the BP as follows:

BA Step-up
Beginning with the 5th anniversary date of the effective date of this rider, the Contract Owner has the option to increase the BA to an amount equal to 100% of the current Contract Value (herein referred to as Step-up). Once a Step-up has been elected, another Step-up may not be elected until on or after the 5th anniversary of the latest Step-up date.

If the surviving spouse becomes the Contract Owner under the contract’s Spouse Beneficiary provision, the next Step-up may be elected at anytime thereafter. This is allowed regardless if it occurs before the 5th anniversary date of the effective date of this rider or if the latest Step-up occurred within the last five years. Once this Step-up has been elected, another Step-up may not be elected until on or after the 5th anniversary of this Step-up.
In the future, We may allow You to Step-up Your BA only on a Contract Anniversary. BP Step-up
The BP Step-up is equal to the greater of (F) or (G) as follows:

F.	the BP immediately prior to the Step-up; or

G.	7% of the Contract Value on the Step-up date.

Ownership Change
If the ownership of the contract changes after one year from the effective date of this rider, other than the spouse becoming the Contract Owner, the BA and BP will be reset as follows:

a)	the BA will equal the lesser of the BA immediately prior to the ownership change or the current Contract Value; and

b)	the BP will equal 7% of the new BA.

Contract Value Reduces to Zero
If You either surrender all of Your Contract Value or Your Contract Value is reduced to zero on a particular Valuation Date, and on such Valuation Day the BA remains greater than zero, the following will occur:

H.
The BA will be paid to You under the Principal First Annuity Option described below. You may elect the frequency of Your payments from those offered by Us at such time but will be no less frequently than annually.

I.	The total amount paid to You under the Principal First Annuity Option will equal the BA.

J.	Your Annuity Commencement Date will be attained and We will no longer accept subsequent premium payments.

Principal First Annuity Option
In addition to the Annuity options available under the contract, the following annuity option may be elected by You under this rider:

Fixed Payout – Under this option, You are entitled to receive payments in a fixed dollar amount for a stated number of years. The actual number of years that payments will be made is determined on the calculation date by dividing the BA by the BP. The total annual amount payable under this option will equal the BP but will not exceed the current BA. This annualized amount will be paid over the determined number of years in the frequency that You elect. The frequencies will be among those offered by Us at that time but will be no less frequently than annually. The amount payable in the final year of payments may be less than the prior year’s annual amount payable so that the total amount of the payouts will be equal to the BA. If, at the death of the Annuitant, payments have been made for less than the stated number of years, the remaining payments will be made to the Beneficiary.

This option may not be available if the contract is issued to qualify under Section 401, 403, 408, or 457 of the Internal Revenue Code of 1986, as amended. For such contracts, this option will be available only if the guaranteed payment period is less than the life expectancy of the annuitant at the time the option becomes effective. Such life expectancy will be computed under the mortality table then in use by Us.

This annuity option may be elected as a settlement option by the Beneficiary of a contract. Whenever multiple Beneficiaries are designated under the contract, each such Beneficiary’s share of the proceeds if they elect this option will be in proportion to their applicable designated Beneficiary percentage. Beneficiaries of nonqualified contracts may elect this settlement option subject to the Distribution Requirements section of the contract.

Rider Charge
The charge for this rider is added to the net investment factor. The net investment factor for each Sub-Account is:

K.	the net asset value per share of the corresponding fund at the end of the valuation period (plus the per share amount of any unpaid dividends or capital gains by that fund); divided by

L.	the net asset value per share of the corresponding fund at the beginning of the valuation period; minus

M.	the mortality and expense risk charge and any applicable administration charge, adjusted for the number of days in the valuation period; minus

N.	the charge for this rider, adjusted for the number of days in the valuation period.

The charge for this rider per annum of the daily value of the Sub-Accounts will never exceed a guaranteed maximum charge of 0.75%. The rider charge may change if You elect to Step-up the BA. However, as a result of a Step-up, the rider charge will never exceed that charge being assessed under newly issued riders offering this same benefit as of the date of the Step-up. If the BA is never Stepped-up by the Contract Owner, the charge established on the effective date of this rider will never change. The rider charge will be discontinued once an Annuity option available under the contract becomes effective.

Signed for Hartford Life Insurance Company

ENHANCED DEATH BENEFIT RIDER

The term “Contract” as used in this rider applies to either a contract or a certificate. The term “Contract Owner” as used in this rider applies to a contract owner, certificate owner or certificate participant, as the case may be.

This rider is issued as part of the Contract to which it is attached. This rider cannot be terminated either by the Contract Owner or the Company. Except where this rider provides otherwise, it is subject to all of the terms and conditions of the Contract.

If both the Contract Owner(s) and Annuitant are age [80] or younger on the effective date of this rider, paragraph
a) of the “Death Benefit” provision and, where applicable, the “Optional Death Benefit” provision of the Contract to which this rider is attached, and as stated in any other rider attached to the Contract, is hereby deleted and restated as follows:

a)
the Contract Value as of the date of receipt of Due Proof of Death plus [40%] of the lesser of 1. or 2. below if both the Contract Owner(s) and Annuitant are age [69] or younger on the effective date of this rider, or [25%] of the lesser of 1. or 2. below if either the Contract Owner(s) or Annuitant is age [70] or older on the effective date of this rider.

1.	The greater of zero or the following amount:

A.	the Contract Value as of the date of receipt of Due Proof of Death; less

B.	the Contract Value on the effective date of this rider plus premium payments received after the effective date of this rider; plus

C.	the sum of Adjustments for all partial surrenders which occur after the effective date of this rider.

2.	[200%] of A. less B. below as follows:

A.	the Contract Value on the effective date of this rider, plus premium payments received after the effective date of this rider excluding payments received within 12 months of the date of death, less

B.	the sum of Adjustments for all partial surrenders which occur after the effective date of this rider.

The Adjustment for each partial surrender which occurs after the effective date of this rider is equal to the greater of zero or the following amount:

1.	the gross amount of the partial surrender; plus

2.	the Contract Value on the effective date of this rider plus premium payments received after the effective date of this rider and prior to the partial surrender, less

3.	the Contract Value on the Valuation Day immediately preceding the date of partial surrender; less

4.	the sum of Adjustments for all prior partial surrenders which have occurred after the effective date of this rider.

or

HL-VA00EDB    Page 1    Printed in U.S.A.
U539R0.FRM

The “Spouse Beneficiary” provision of the Contract is hereby amended by the addition of the following:

The date of receipt of Due Proof of Death will be considered the rider effective date for the Contract that is continued with the spouse as the Contract Owner.

RIDER CHARGE
The charge for this rider is added to the net investment factor. The net investment factor for each Sub-Account is:

a)	the net asset value per share of the corresponding fund at the end of the valuation period (plus the per share amount of any unpaid dividends or capital gains by that fund); divided by

b)	the net asset value per share of the corresponding fund at the beginning of the valuation period; minus

c)	the mortality and expense risk charge and any applicable administration charge, adjusted for the number of days in the valuation period; minus the charge for this rider, adjusted for the number of days in the valuation period. The charge for this rider per annum of the daily value of the Sub-Accounts is [0.30%].

Signed for Hartford Life Insurance Company

HL-VA00EDB    Page 2    Printed in U.S.A.
U540R0.FRM

DOLLAR COST AVERAGING RIDER

The term “Contract” as used in this rider applies to either a contract or a certificate. The term “Contract Owner” as used in this rider applies to a contract owner, certificate owner, certificate participant or certificate owner, as the case may be.

This rider is issued as part of the Contract to which it is attached. The effective date of this rider is when the rider is issued and made part of Your Contract. Except where this rider provides otherwise, it is subject to all of the terms and conditions of the Contract.

The Dollar Cost Averaging provision is revised as follows:

Dollar Cost Averaging
We may offer and You may enroll in a Dollar Cost Averaging Program (the “Program”). Prior to enrollment, You may obtain the available Account(s), duration(s), or credited rates. Election of the Program requires that an amount at least equal to Our minimum amount then in effect must be deposited in a DCA Program Fixed Account. The election must be made for a minimum period of six months and a maximum of twelve months. The funds in a DCA Program Fixed Account will be systematically transferred to the Sub-Account(s) designated by You. You may change Your Sub-Account designations while a Program is in effect. We will terminate regularly scheduled transfers if fund balances are inadequate to execute the requested transfers. We may credit different rates of interest, but never less than 3%, to a DCA Program Fixed Account. Once the Program has begun, the rate for that Program will not change.

You may terminate participation in the Program at any time by calling or writing Us. In such event, the remaining balance in the DCA Program Fixed Account(s) will be transferred to the Account(s) designated by You.

Signed for Hartford Life Insurance Company

HL-VADCA01    Page 1    Printed in U.S.A.
B028R0.FRM

DISABILITY RIDER    This rider is issued as a part of the Contract to which it is attached. The Date of Issue and Contract Date applicable to this rider are the same as that of the Contract. Except where this rider provides otherwise, it is subject to all conditions and limitations of such Contract.

Waiver of Contingent Deferred Sales Charge The Benefit
We will waive the contingent deferred sales charge which would occur as a result of partial or full surrender of the Contract Values if, prior to age 65, the Annuitant becomes totally disabled and is totally disabled at the time of surrender request.

To qualify for this benefit, the Contract Owner must provide written proof, satisfactory to the Company, that the Annuitant is totally disabled.

Definition of Total Disability

Total Disability means a disability which:

(a)	results from bodily injury or disease;

(b)	begins while this contract and this rider are in force;

(c)	has existed continuously for at least 12 months; and

(d)	prevents the Annuitant from engaging in an occupation.

During the first 12 months of disability, occupation means the Annuitant’s regular occupation. Thereafter, occupation means that for which the Annuitant is reasonably fitted by:

(a)	education;

(b)	training; or

(c)	experience.

Signed for Hartford Life Insurance Company

HLVA94DIS

EXTENDED WITHDRAWAL    This rider is issued as a part of the Contract to which it is attached. The Date of

PRIVILEGE RIDER	Issue and Contract Date applicable to this Rider are the same as those of the Contract. Except where this Rider provides otherwise, it is subject to all conditions and limitations of such Contract.

The following provision is added to the Contract: EXTENDED WITHDRAWAL PRIVILEGE
Beginning in the Contract Year in which the Annuitant attains age 70 1/2, annually, the amount available without the application of the Contingent Deferred Sales Charge ("Charge") is the greater of:

1.	The withdrawal amount referred to as either an Annual Withdrawal Amount, an Annual Withdrawal Privilege Amount or a Withdrawal Privilege Amount on Page 3 of the Contract; or

2.
An amount obtained by multiplying the Account Value on December 31st of the previous calendar year by a percentage taken from the table below and reduced by any withdrawals made during the current Contract Year. The percentage to be used will be based on the Annuitant's attained age on December 31st of the previous calendar year.

Attained Age	Percentage	Attained Age	Percentage
70	6.3%	81	11.3%
71	6.6%	82	11.9%
72	6.9%	83	12.7%
73	7.2%	84	13.6%
74	7.6%	85	14.5%
75	8.0%	86	15.4%
76	8.4%	87	16.4%
77	9.0%	88	17.6%
78	9.5%	89	18.9%
79	10.0%	90	20.0%
80	10.6%

Signed for Hartford Life Insurance Company

HLVAMINDIS95                    Printed in U.S.A.

CHARITABLE    This rider is issued as part of the contract to which it is attached. Except where
REMAINDER     this rider provides otherwise, it is subject to all of the conditions and limitations
TRUST RIDER    of the contract.

The ANNUAL WITHDRAWAL AMOUNT provision on Page 3 is amended by the substitution of the following:

ANNUAL WITHDRAWAL AMOUNT:    CONTRACT YEARS 1-7
THE GREATER OF:

a) 15% OF PREMIUM PAYMENTS; OR

b) THE CONTRACT VALUE
REDUCED BY THE TOTAL
OF ANY PREMIUM PAYMENTS.

AFTER CONTRACT YEAR 7
100% OF THE CONTRACT VALUE
REDUCED BY THE TOTAL OF ANY
PREMIUM PAYMENTS MADE DURING THE 7 YEARS PRIOR TO THE WITHDRAWAL; AND

15% OF PREMIUM PAYMENTS MADE DURING THE 7 YEARS PRIOR TO WITHDRAWAL.

Signed for Hartford Life Insurance Company

HL-VA99CRT    Printed in U.S.A.

Longevity Reward Rider

This rider is issued as part of the Certificate to which it is attached. The effective date of this rider is the date the rider is attached to Your Certificate. Except where this rider provides otherwise, it is subject to all of the terms and conditions of the Certificate.

Commencing on the effective date of this rider, the Mortality and Expense Risk Charge section of the Certificate Specifications is amended and replaced with the following:

1.15% per annum of the daily sub-accounts value.

The Annual Withdrawal Amount section of the Certificate Specifications is amended and replaced with the following:

During the five-year period commencing on the effective date of this rider, the Annual Withdrawal Amount is [15%] of any Remaining Premium Payments (i.e. not previously withdrawn) on a non-cumulative basis. After the five- year period commencing on the effective date of this rider, the Annual Withdrawal Amount is 100% of the Certificate Value reduced by the total of any Premium Payments made during the five years prior to withdrawal, and [15%] of Premium Payments made during the five years prior to withdrawal, on a non-cumulative basis.

The Contingent Deferred Sales Charge section of the Certificate Specifications is amended and replaced with the following:

Subject to the Annual Withdrawal Amount, surrenders of certificate values attributable to Premium Payments may be made subject to a contingent deferred sales charge (“Charge”). The length of time from receipt of the Premium Payment to the time of surrender determines the charge.

During the five-year period commencing on the effective date of this rider, all surrenders will be first from Premium Payments and then from earnings. If an amount equal to all Premium Payments has been surrendered, a charge will not be assessed against the surrender of the remaining Certificate Value.

After the five-year period commencing on the effective date of this rider, all surrenders will be first from earnings and then from Premium Payments. A charge will not be assessed against the surrender of earnings. If an amount equal to all earnings has been surrendered, a charge will not be assessed against Premium Payments received more than five years prior to surrender, but will be assessed against Premium Payments received less than five years prior to surrender. For this purpose, Premium Payments will be deemed to be surrendered in the order in which they were received.

Any Remaining Premium Payments on the effective date of this rider as well as any new Premium Payments received on or after the effective date of this rider will be subject to the following charge. The charge is a percentage of the amount surrendered (not to exceed the aggregate amount of the Remaining Premium Payments and any new Premium Payments made on or after the effective date of this rider) and equals:

LRRNY101

CHARGE	LENGTH OF TIME FROM PREMIUM PAYMENT (NUMBER OF YEARS)

5%	1
4%	2
3%	3
2%	4
1%	5
0%	6 and thereafter

No contingent deferred sales charge will be assessed if:

•	The Certificate terminates due to the death of the Annuitant or Certificate Owner (as applicable),

•	Eligibility requirements are met for the waiver of surrender charge,

•	Only the Annual Withdrawal Amount is taken, or

•	An Annuity Option is elected. (Any Surrender/Termination out of any period certain/designated period annuity Option may be subject to contingent deferred sales charges.)

Signed for Hartford Life Insurance Company

LRRNY101

AMENDATORY RIDER

The term “contract” as used in this rider applies to either a contract or a certificate. The term “Contract Owner” as used in this rider applies to a contract owner, certificate owner or certificate participant, as the case may be.

This rider is issued as part of the contract to which it is attached. The Contract Issue Date and the effective date of this rider are the same. Except where this rider provides otherwise, it is subject to all of the conditions and limitations of the contract.

The Anniversary Value definition is amended and, where applicable, added under the Definition of Certain Terms:

Anniversary Value – We calculate an Anniversary Value for every Contract Anniversary. At the time of each Contract Anniversary, the Anniversary Value is equal to the Contract Value. Any time after each such Contract Anniversary, the Anniversary Value is restated to be equal to the Contract Value at the time of the Contract Anniversary, increased by the dollar amount of any premium payments made, including any Payment Enhancement(s) credited since this such anniversary, if applicable, and reduced by proportional adjustments for partial surrenders since this such anniversary. All subsequent premium payments and partial surrenders are applied to this calculation in Valuation Date order. If the Contract Anniversary falls on a non-Valuation Day (weekend or holiday), then the next Valuation Day will be the Contract Anniversary for that Contract Year.

As referred to above, upon a partial surrender, a “proportional adjustment for partial surrender” is calculated for the Anniversary Values of every Contract Anniversary that occurs prior to the partial surrender. For any such Anniversary Value, the “proportional adjustment for partial surrender” is calculated by:

a)
dividing the gross amount of the partial surrender by the greater of (i) or (ii) where (i) is the Contract Value immediately prior to the surrender and (ii) is the gross amount of the partial surrender, and

b)	multiplying the result of (a) by this such Anniversary Value prior to this partial surrender.

The Maximum Anniversary Value provision of the contract is amended to read as follows:

Maximum Anniversary Value
The highest attained Anniversary Value prior to the earlier of the date of death or the decedent’s 81st birthday.

The contract is amended by the addition of the following Limitations on the Death Benefit provision under the Calculation of the Death Benefit Provisions and where applicable, under the Distribution at time of Death Provision. The Limitations on the Death Benefit provision becomes operative only when the death of a specific person results in a Death Benefit under one or more deferred variable annuity contracts with Aggregate Premium Payments (defined below) that total $5,000,000 or more. Applicable contracts must meet both of the following:

a)	deferred variable annuity contracts issued by Hartford or its affiliates; and

b)	include this provision.

Limitations on the Death Benefit
This paragraph applies if the initial premium payment of the earliest purchased applicable contract is $5,000,000 or more. In the event that You purchase more than one contract on the same day, We will combine the premium payments of those contracts and treat them as one contract for purposes of this provision. Upon receipt of Due Proof of Death, the aggregate death benefit payable will be equal to the lesser of the sum of the Death Benefits calculated under the applicable contracts or the greater of the amounts determined in (A) or (B) below:

A.	the Aggregate Premium Payments, reduced by the gross amount of any partial surrenders on all applicable contracts; or

B.	the Aggregate Contract Value (defined below) plus $1,000,000.

If the initial premium payment of the earliest purchased applicable contract is less than $5,000,000, whenever subsequent premium payments are made to that contract or to any other applicable contracts, or premium payments to subsequently issued new contracts, such that Aggregate Premium Payments would then total
$5,000,000 or more, the aggregate death benefit payable upon receipt of Due Proof of Death will be equal to the lesser of the sum of Death Benefits calculated under the applicable contracts or the greater of the amounts determined in (C), (D) or (E) below:

C.	the Aggregate Premium Payments, reduced by the gross amount of any partial surrenders on all applicable contracts; or

D.	the Aggregate Contract Value plus $1,000,000; or

E.
the Aggregate Contract Value plus the sum of the Death Benefits calculated under the applicable contracts in excess of the Aggregate Contract Value at the time that the subsequent premium payment or newly issued contract(s) brought the Aggregate Premium Payments to $5,000,000 or more.

Limitations on the Death Benefit equally apply to the Spouse Beneficiary provision.

The term “Aggregate Premium Payments” as used above is the sum of the premium payments, including subsequent premium payments, of all applicable contracts. The term “Aggregate Contract Value” as used above is the sum of the Contract Values of all applicable contracts.

The contract is amended by the addition of the following sentence at the end of the first paragraph of the
Settlement of the Death Benefit provision under the Calculation of the Death Benefit Provisions:

The Beneficiary may elect any available settlement option offered under the contract, unless the Contract Owner has designated the settlement option for that Beneficiary. The available settlement options include any of the Annuity Options under the contract or any other options then being offered by Us.

The contract is amended by the addition of the following Fixed Account Restrictions and Adjustments to the Minimum Fixed Account Interest Rate provisions, if applicable:

Fixed Account Restrictions
Anything in said contract to the contrary notwithstanding, the Company reserves the right until further notice to restrict any premium payments, subsequent premium payments, exchanges, or existing Sub-Account transfers instructed by the Contract Owner or authorized designees for allocation to the Fixed Account whenever the credited interest rate on the Fixed Account is equal to the Minimum Fixed Account Interest Rate specified under the contract.

Adjustments to the Minimum Fixed Account Interest Rate

Anything in said contract to the contrary notwithstanding, the Company reserves the right to adjust and restate the Minimum Fixed Account Interest Rate in the event that applicable state insurance law modifies its statutory required minimum interest rate following the issuance of said contract.

Signed for Hartford Life Insurance Company

HL-PROPDB02